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EXHIBIT 23.3

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

        SatCon Technology Corporation ("SatCon") was unable after reasonable efforts to obtain the written consent of Arthur Andersen LLP, SatCon's former independent public accountants, to incorporate by reference the report of Arthur Andersen LLP, dated December 4, 2001, on the financial statements of SatCon for the fiscal year ended September 30, 2001. Such report appears in the Annual Reports on Form 10-K filed by SatCon with the Securities and Exchange Commission on December 21, 2001 and on December 30, 2002, as required by Section 7 of the Securities Act of 1933, as amended (the "Securities Act"). However, Rule 437a of the Securities Act, permits SatCon to dispense with the requirement to file the written consent of Arthur Andersen LLP. As a result, Arthur Andersen LLP may not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, SatCon's stockholders may be unable to assert a claim against Arthur Andersen LLP under Section 11(a) of the Securities Act.

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NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP